EXHIBIT 1



                        Press Release of March 1st, 2005







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The
Jean Coutu
Group (PJC) Inc.


PRESS RELEASE                            TRADES UNDER THE SYMBOL (TSX): PJC.SV.A


                  THE JEAN COUTU GROUP COMPLETES EXCHANGE OFFER
                          FOR 7 5/8% SENIOR NOTES DUE 2012
                  AND 8 1/2% SENIOR SUBORDINATED NOTES DUE 2014


LONGUEUIL, MARCH 1, 2005 - The Jean Coutu Group (PJC) Inc. ("PJC" or "the Company") today announced that it has closed its exchange offer, pursuant to which the Company's unregistered 7 5/8% Senior Notes due 2012, which were issued on July 30, 2004, were exchanged for new 7 5/8% Senior Notes due 2012, which have been registered under the Securities Act of 1933, as amended, and the Company's unregistered 8 1/2% Senior Subordinated Notes due 2014, which were issued on July 30, 2004, were exchanged for new 8 1/2% Senior Subordinated Notes due 2014, which have been registered under the Securities Act of 1933, as amended. All of the $350 million aggregate principal amount of the Company's unregistered Senior Notes and all of the $850 million aggregate principal amount of the Company's unregistered Senior Subordinated Notes were exchanged in the exchange offer.

ABOUT THE JEAN COUTU GROUP

The Jean Coutu Group (PJC) Inc. is the fourth largest drugstore chain in North America and the second largest in both the eastern United States and Canada. The Company and its combined network of 2,225 corporate and affiliated drugstores (under the banners of Eckerd, Brooks, PJC Jean Coutu, PJC Clinique and PJC Sante Beaute) employ more than 60,000 people.

The Jean Coutu Group's United States operations employ over 46,000 persons and comprise 1,904 corporate owned stores located in 18 states of the Northeastern, mid-Atlantic and Southeastern United States. The Jean Coutu Group's Canadian operations and drugstores affiliated to its network employ over 14,000 people and comprise 321 PJC Jean Coutu franchised stores in Quebec, New Brunswick and Ontario.

"Safe Harbor" Statement under the U.S. Private Securities Litigation Reform Act of 1995: Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words "looking forward," "looking ahead," "believe(s)," "should," "may," "expect(s)," "anticipate(s)," "likely," "opportunity," and similar expressions, among others, identify forward-looking statements. The Company undertakes no obligation to update any forward-looking statements contained in this press release.

                                      -30-

SOURCE:                      Andre Belzile
                             Senior Vice-President Finance and Corporate Affairs The Jean Coutu Group (PJC) Inc.
                             (450) 646-9760

INFORMATION:                 Michael Murray
                             Director, Investor Relations
                             The Jean Coutu Group (PJC) Inc.
                             (450) 646-9611 ext. 1068

                             Helene Bisson
                             Media and Public Relations
                             (514) 842-8860, ext. 343